As filed with the Securities and Exchange Commission on April 20, 2010

Registration No. 333-120775

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM F-3/S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEWS AMERICA INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware	2711	13-3249610
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1211 Avenue of the Americas

New York, NY 10036

(212) 852-7000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Lawrence A. Jacobs, Esq.

News America Incorporated

1211 Avenue of the Americas

New York, NY 10036

(212) 852-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Amy Bowerman Freed, Esq.

Hogan & Hartson LLP

875 Third Avenue

New York, NY 10022

(212) 918-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

TABLE OF CO-REGISTRANTS FOR REGISTRATION NO. 333-120775

Exact Name of Co-Registrant as Specified in its Charter	State or Other Jurisdiction of Organization	I.R.S. Employer Identification Number
News Corporation	Delaware	26-0075658
News Corporation Finance Trust II	Delaware	90-6018418
News Holdings Pty Limited (f/k/a News Holdings Limited)	South Australia, Australia	Not Applicable
News Australia Holdings Pty Limited (f/k/a News Australia Holdings Pty Ltd)	Victoria, Australia	Not Applicable
FEG Holdings, Inc.	Delaware	51-0385056
Fox Entertainment Group, Inc.	Delaware	20-2141557
News America Marketing FSI L.L.C. (f/k/a News America Marketing FSI, Inc.)	Delaware	20-2576325
News Publishing Australia Limited	Delaware	13-3249611
British Sky Broadcasting Group plc	England	Not Applicable

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Pursuant to the provisions of Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”) this post-effective amendment to registration statement no. 333-120775 also relates to registration statement no. 333-106837. Registration statement nos. 333-106837 and 333-120755, as amended, are collectively referred to as the “Registration Statement.”

The Registration Statement registered (i) 0.75% Senior Exchangeable BUCSsm (the “BUCS”) and the related guarantees, (ii) 0.75% Senior Exchangeable Debentures of News America Incorporated (the “Debentures”) and the related guarantees, (iii) the underlying ordinary shares of British Sky Broadcasting Group plc (the “Ordinary Shares”) and (iv) the underlying Class A Common Stock of News Corporation (the “Class A Shares”). On April 14, 2010, all of the outstanding BUCS were redeemed. As a result of the redemption, no further offers of the Ordinary Shares or Class A Shares will be made under the Registration Statement. Accordingly, the Ordinary Shares and Class A Shares are hereby deregistered.

Pursuant to the Rule 415 undertakings in the Registration Statement and pursuant to Rule 478 under the Securities Act, each of the registrants, acting through the agent for service of process set forth in the Registration Statement, is filing this Post-Effective Amendment No. 2 to the Registration Statement solely to deregister any and all securities previously registered under the Registration Statement that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following person in the capacities indicated, in the City of New York, State of New York, on the 20th day of April, 2010.

NEWS AMERICA INCORPORATED

NEWS CORPORATION

NEWS CORPORATION FINANCE TRUST II

NEWS HOLDINGS PTY LIMITED

NEWS AUSTRALIA HOLDINGS PTY LIMITED FEG HOLDINGS, INC.

FOX ENTERTAINMENT GROUP, INC.

NEWS AMERICA MARKETING FSI L.L.C.

NEWS PUBLISHING AUSTRALIA LIMITED

BRITISH SKY BROADCASTING GROUP plc

By:	/s/ LAWRENCE A. JACOBS
Lawrence A. Jacobs Agent for Service

Note: No other person is required to sign this Post-Effective Amendment No. 2 to Registration Statement in reliance upon Rule 478 under the Securities Act of 1933.

Pursuant to Rule 429, this post-effective amendment to registration statement no. 333-120775 also relates to registration statement no. 333-106837.